Exhibit 10.5

LEASE AGREEMENT

Between

H&M Group Inc.,

as Landlord,

-and-

JERRICK MEDIA

as Tenant.

Polygon Plaza 2050 Center Avenue Fort Lee, New Jersey

Basic Lease Provisions.		3
1.	Demised Premises	5
2.	Term	5
3.	Rent	6
4.	Use and Occupancy	6
5.	Alterations or Improvements by Tenant	7
6.	Maintenance	7
7.	Compliance with Laws and Insurance	8
8.	Subordination and Estoppel	8
9.	Destruction - Fire or Other Casualty	8
10.	Mutual Waiver of Subrogation	9
11.	Condemnation and Other Proceedings	9
12.	Assignment and Subletting	10
13.	Surrender	11
14.	Holding Over	11
15.	Landlord’s Right to Entry	11
16.	Default	12
17.	Landlord’s Rights Upon Tenant’s Default	12
18.	Landlord’s Remedies Cumulative; Expenses	13
19.	No Waiver	14
20.	Landlord’s Reserved Rights	14
21.	Landlord’s Liability	14
22.	Tenant’s Liability	15
23.	Tenant’s Insurance	15
24.	Quiet Enjoyment	16
25.	Landlord’s Services	16
26.	Additional Rent	18
27.	Personal Property Taxes	20
28.	Security Deposit	20
29.	Use of Security Deposit	20
30.	Definition of Landlord	20
31.	Notices	21
32.	Signs	21
33.	Notice of Defects and Accidents	21
34.	Rules and Regulations	21
35.	Directory	21
36.	Environmental Matters	21
37.	Miscellaneous	22
EXHIBIT A
EXHIBIT B
EXHIBIT C

LEASE AGREEMENT (the “Lease”) dated as of the 2 day of April, 2018, between H&M Group Inc. (hereinafter referred to as “Landlord”), and JERRICK MEDIA (hereinafter referred to as “Tenant”).

WITNESSETH:

Landlord and Tenant hereby covenant and agree as follows:

Basic Lease Provisions.

The following basic terms of the Lease (hereinafter referred to as the “Basic Lease Provisions”) between Landlord and Tenant are an integral part of and are incorporated by reference into the within Lease:

A. The “Building”:	2050 Center Avenue, Fort Lee, New Jersey 07024 (currently known as “Polygon Plaza”) situated on a tract of land containing approximately .79 acres. The foregoing land and Building are sometimes referred to herein as the “Real Property”.

B. The “Premises”:	(1) As shown on Exhibit A attached to the Lease, and referred to as follows: Suite Number 640, 6th floor.

(2) Rentable square footage: 2,300 sqft.

C. The “Term”:	The Term of this Lease shall be 5 years and 2 month, beginning on the later of May 1, 2018 and Landlord’s substantial completion of Landlord’s Work (the “Commencement Date”) and ending on a date 5 years and 1 month after the Commencement Date (the “Expiration Date”).

D. The “Basic Rent” and electricity charge:	“Basic Rent”: Lease Year	Annual Amount	Monthly Amount
- 3% Annual Rent Increases	1	$67,344.00	$5,612.00
- Amortized cost of Tenant	2	$69,184.00	$5,765.33
Improvements distributed for	3	$71,070.00	$5,922.50
5 year term.	4	$73,002.00	$6,083.50
	5	$75,003.00	$6,250.25
	Electricity Charge:	$4,600.00	$383.33

E. Renewal Option:	Tenant shall have one, (1) five (5) year option to renew at fair market value, with twelve (12) months prior written notice to Landlord.

F. Rent Concession	Two(2) months: May and June 2018. Tenant shall pay Tenant Electric during the Rent Concession Period.

G. The “Tenant’s Proportionate Share”:	3.10%

H. The “Security Deposit”:	$16,836.00 1/3 of which Landlord agrees to return to Tenant at the end of the first Lease Year provided the Tenant has not defaulted hereunder beyond applicable grace periods.

I. Broker(s):	Joseph Tormen, Lee & Associates and Harrison Russell, Newmark Knight Frank

J. Addresses for Notices and for payments:	(1) Landlord: H&M GROUP INC.
Suite 670
2050 Center Avenue
Fort Lee, New Jersey 07024

(2) Tenant:

JERRICK MEDIA

(3) Make checks payable to: H&M GROUP INC. Mail payments to:

H&M GROUP INC.
Suite 670
2050 Center Avenue
Fort Lee, New Jersey 07024

K. The “Base Tax Year”:	2018

L. The “Base Operating Year”:	2018

M. Tenant’s Required Insurance:	a. Workmen’s Compensation: statutory.

b. Employer’s Liability: Not less than $100,000

c. Broad Form Comprehensive: Not less than $1,000,000 General Liability insurance, combined single limit for both bodily injury and liability, including contractual, Broad Form Property Damage, Personal Injury, Completed Operations, Products Liability, Fire Damage.

N. The “Permitted Use”:	Executive and administrative office use only.

O. Number of non-exclusive permitted parking spaces:	6

1. Demised Premises.

1.1. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord for the Term and upon the terms, conditions, covenants and agreements hereinafter provided, the Premises. The Premises consists of space which is bounded by the proposed or existing demising walls therefor, the approximate locations of such demising walls and space being marked in color or crosshatched and shown on the diagram(s) of the floor plan for each relevant floor, such diagram being attached to this Lease as Exhibit A and made a part hereof. The Premises is to be known and called by the Suite Number or Numbers specified in Item B of the Basic Lease Provisions. The number of rentable square feet of which the Premises shall be deemed to consist, as hereby agreed to by the parties, is specified in Item B of the Basic Lease Provisions (the “Rentable Area”). The lease of the Premises includes the right, together with the Landlord, other tenants of the Building, and their respective assignees, subtenants, principals, employees, agents, contractors, guests, invitees and others claiming by, through, or under that person or entity (collectively, “Occupants”), and members of the public, to use the common public areas of the Building for their intended purposes, but includes no other rights not specifically set forth herein.

1.2. Landlord shall finish the Premises as set forth in Exhibit B attached hereto and made a part hereof. It is understood and agreed that Landlord will not make and is under no obligation to make, any alterations, decorations, additions or improvements in or to the Building or Premises, structural or otherwise, except as set forth in Exhibit B. Landlord agrees to deliver possession of the Premises to Tenant and Tenant agrees to accept the same from Landlord upon written notice from Landlord to Tenant that Landlord’s work in the Premises as described in Exhibit B has been substantially completed. Landlord has made no representation or promises with respect to the Premises or the Real Property except as expressly contained herein. Tenant has inspected the Premises and agrees to take the same in a strictly “AS IS” condition, except as otherwise expressly set forth in Exhibit B.

1.3. For purposes of this Lease “substantial completion” or “substantially complete” shall mean that the work which Landlord is expressly obligated to perform pursuant to Exhibit B shall have reached that stage of completion such that Tenant could reasonably use and occupy the Premises without substantial interference by reason of the work required to complete those items still remaining to be completed.

2. Term.

2.1. The Premises are leased for the period of years and months as specified in Item C of the Basic Lease Provisions to commence at 12:01 A.M. on the Commencement Date and to end at 11:59 P.M. on the Expiration Date unless the Term shall sooner terminate pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law. “Lease Year”, if the Commencement date is the first day of a calendar month, shall mean a period of twelve calendar months commencing on the Commencement Date and each consecutive 12-month period thereafter, all or any part of which period occurs during the Term.

2.2. Notwithstanding anything in Paragraph 2.1 to the contrary, if, on the Commencement Date, the Premises are not substantially complete or if Landlord otherwise cannot deliver the Premises by the Commencement Date to Tenant, this Lease shall nevertheless continue in full force and effect and Tenant shall have no right to rescind, cancel or terminate this Lease nor shall Landlord be liable for damages, if any, sustained by Tenant by reason of inability to obtain possession thereof on such date. In such event, Landlord shall give to Tenant notice at least five business days in advance of the date when Landlord expects to deliver possession of the Premises with Landlord’s work substantially complete, which date shall then become the Commencement Date, in which case the Expiration Date shall be deemed modified to reflect the full lease term originally contemplated hereby pursuant to he Basic Lease Provisions.

2.3. At any time after the occurrence of the Commencement Date, either party, at the request of the other, shall deliver to the requesting party a certification specifying the dates which are the Commencement Date and the Expiration Date.

2.4. When Tenant takes possession of the Premises, Tenant shall be deemed to have acknowledged that Landlord has properly completed the work described on Exhibit B and to have accepted the Premises as being satisfactory and in good condition as of the date of such possession,. subject, however, to any punch list items as to which Tenant shall notify Landlord within the first 30 days of the Term which punch list items Landlord shall address as promptly as reasonably practicable.

3. Rent.

3.1. Tenant covenants and agrees to pay to Landlord as rent for and during the Term hereof the annual sum as specified in Item D of the Basic Lease Provisions as Basic Rent, as well as any and all other sums payable by Tenant hereunder (“Additional Rent”).

3.2. Basic Rent and any Additional Rent payable pursuant to the provisions of this Lease shall be payable by Tenant to Landlord at the address specified in Item J of the Basic Lease Provisions (or at such other place as Landlord may designate in a notice to Tenant) in lawful money of the United States without prior demand therefor and without any offset or deduction whatsoever. Basic Rent shall be payable in equal monthly installments as specified in Item D of the Basic Lease Provisions, in advance, on the first (1st) day of each calendar month during the Term. The installment of Basic Rent for the first (1st) full calendar month of the Term is due and payable by Tenant to Landlord at the time of the execution and delivery of this Lease.

4. Use and Occupancy.

4.1. Tenant shall use and occupy the Premises solely for the Permitted Use described in Item N of the Basic Lease Provisions, and only in accordance with the uses permitted under applicable zoning and other municipal regulations, and for no other purpose. The Premises shall not be used for any purpose or in any manner which is likely to constitute an unreasonable annoyance to Landlord or other tenants of the Building. Tenant’s use of the Premises shall at all times comply with all present and future laws, ordinances, regulations, and orders of the United States of America, the jurisdiction(s) in which the Building is located and any other public or quasi-public authority having jurisdiction over the Premises.

4.2. Tenant agrees that it will not permit the smoking of tobacco products within the Building.

4.3. Tenant shall have the right to the non-exclusive use of the number of parking spaces specified in Item O of the Basic Lease Provisions in the parking facilities on the Real Property for its Occupants. Such right does not entitle Tenant to any particular assigned spaces in the parking facilities, but nothing contained herein shall prohibit Landlord from assigning specific parking spaces to one or more Occupants. Tenant covenants and agrees to comply with all reasonable rules and regulations which Landlord may hereafter from time to time make to assure exclusive use of designated parking spaces on the Real Property by permitted users. Landlord’s remedies under such rules and regulations may include, but shall not be limited to, the right to tow away at owner’s expense any vehicles not parked in compliance with such rules and regulations. Landlord shall not be responsible to Tenant for the noncompliance or breach by any other tenant of said rules and regulations; provided, however, Landlord agrees to use reasonable efforts to enforce such rules and regulations uniformly.

4.4. Tenant’s and its Occupants’ right to use, and its right to permit its principals and guests to use, the Building’s parking facilities pursuant to this Lease are subject to the following conditions: (i) Landlord has made no representations or warranties with respect to the parking facilities except as specifically provided herein; (ii) Landlord reserves the right to reduce the number of spaces in the parking facilities area and/or change access thereto so long as such reduction or change does not materially alter the number of spaces or ease of access thereto; (iii) Landlord has no obligation to provide a parking garage attendant; (iv) if and when so requested by Landlord, Tenant shall furnish Landlord with the license numbers of any vehicles of Tenant, or its Occupants, agents and employees; and (v) Landlord shall not be liable to Tenant or to any of its Occupants, agents, employees or invitees of Tenant for injuries to person or loss or damage to property, and Landlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof, Tenant hereby agreeing to bear the risk of loss for same, including, without limitation, as a result of fire, theft, vandalism or collision, in connection with the use of the parking facilities area.

5. Alterations or Improvements by Tenant.

5.1. Tenant shall make no alterations, changes, decorations, installations, additions or improvements (collectively hereinafter referred to as “Alterations”) in or to the Premises of any nature without Landlord’s prior written consent. Subject to the prior written consent of Landlord, Tenant, at Tenant’s sole cost and expense, may hire contractors approved by Landlord to make Alterations which are nonstructural and which do not affect the plumbing, electrical, heating, air-conditioning, or mechanical systems (collectively, “Building Systems”) in or to the Premises or the Building; provided, however, all such work shall be performed in compliance with Landlord’s rules and regulations with respect to Alterations. The Alterations shall, upon installation, become the property of Landlord. Nothing in this Paragraph 5 shall be construed to give Landlord title to or to prevent Tenant’s removal of trade fixtures or moveable office furniture and equipment, but upon removal of any such items from the Premises or upon removal of any other installation as may be permitted by Landlord, Tenant shall immediately and at its sole cost and expense, repair and restore the Real Property to the condition existing prior to such removal. All property permitted or required to be removed by Tenant at the Expiration Date or sooner termination of the Term which remains on the Premises after the Expiration Date or sooner termination of the Term shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord at Tenant’s expense. At Landlord’s option, Landlord may, at the expiration of the Term, require Tenant, at Tenant’s sole cost and expense, to remove Alterations made by or on behalf of Tenant and to repair and restore the Premises to the condition existing prior to the making of such Alterations.

5.2. Prior to the commencement of any Alterations, Tenant shall, at its sole cost and expense, obtain all required permits, approvals and certificates required by all governmental authorities having jurisdiction thereover and shall furnish Landlord with evidence of same, and, upon completion of the Alterations, shall furnish Landlord with certificates of final approval thereof. Tenant shall carry and will cause Tenant’s contractors and subcontractors to carry such worker’s insurance as is required by law and as may be required by Landlord.

5.3. As a condition precedent to the consent of Landlord to any Alteration, Tenant agrees to obtain and deliver to Landlord guarantees and/or other security reasonably required by Landlord for the cost of all work, labor and services to be performed and materials to be furnished in connection with such work. If, notwithstanding the foregoing, any mechanic’s or materialmen’s lien is filed against the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, such lien shall be discharged by Tenant within thirty (30) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by filing a bond. If Tenant shall fail to timely discharge any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent payable by Tenant to Landlord upon demand; it being hereby expressly covenanted and agreed that such discharge by Landlord shall not be deemed to cure, waive or release the Default of Tenant in not discharging the same, such that Landlord shall not be estopped from exercising any of its other remedies due to the occurrence of such Default. It is expressly understood and agreed by Landlord and Tenant that any Alterations shall be deemed constructed on behalf of Tenant and not Landlord, and that, if Landlord gives its written consent to Tenant’s making any such Alterations, such written consent is not and shall not be deemed to be an agreement or consent by Landlord to subject Landlord’s interest in the Premises, the Building or the Real Property to any mechanic’s or mate-rialmen’s liens which may be filed in respect to any Alterations made by or on behalf of Tenant, Landlord hereby advising Tenant that it does not consent to any lien being filed against Landlord’s interest in the Premises, the Building or the Real Property.

5.4. Should Tenant make any Alteration in violation of the terms hereof Landlord shall have the right to enter the Premises and remove such unauthorized Alteration and Tenant shall be liable for any and all expenses incurred by Landlord in said removal and subsequent restoration of the Real Property to the condition existing prior to the making of such Alteration.

6. Maintenance.

6.1. Tenant shall take good care of the Premises throughout the Term, including, without limitation, the plumbing, electrical and mechanical systems servicing the Premises, and preserve same in the condition delivered to Tenant on the Commencement Date, normal wear and tear, casualty and condemnation excepted. Tenant shall not injure, overload, deface or commit waste of the Premises. Tenant shall be responsible for all injury or damage of any kind or character to the Real Property, including, without limitation, the windows, floors, walls, ceilings, lights, electrical equipment and HVAC equipment, caused by Tenant or its Occupants. Landlord shall repair the same and Tenant shall pay the costs incurred therefor to Landlord immediately upon demand plus a ten percent (10%) management fee.

6.2. Except as set forth in Paragraph 6.1, Landlord shall be responsible for all repairs to the roof, foundation and permanent exterior walls and support columns of the Building, and shall maintain and repair all Building Systems, the parking facilities, and the exterior of the Building.

7. Compliance with Laws and Insurance.

7.1. Tenant, at its sole cost and expense, will promptly comply with all applicable laws, guidelines, rules, regulations and requirements, whether of federal, state or local origin, applicable to the Tenant or the Premises. Tenant shall not do, or permit anything to be done, in or to or about the Premises, or bring or keep anything therein which will, in any way: (i) increase the cost of fire or public liability insurance on the Real Property; or (ii) invalidate or conflict with the fire insurance or public liability insurance policies covering the Real Property, the Building, the Building fixtures or any personal property kept therein; or (iii) obstruct or interfere with the rights of Landlord or of other tenants; or (iii) injure or annoy Landlord or other tenants; or (iv) subject Landlord to any liability for injury to persons or damage to property; or (v) conflict with the present or future laws, rules or regulations of any governmental authority. Tenant agrees that it will bear the cost of purchasing, installing and inspecting the fire extinguisher, if any, which is required by the Fort Lee Fire Department or any other proper authority to be maintained in the Premises.

8. Subordination and Estoppel.

8.1. Tenant agrees that this Lease is subject and subordinate to all ground or underlying leases and to the lien of any mortgages or deeds of trust which are now or may hereafter be made a lien upon the Real Property, and to all advances made or hereafter to be made upon the security thereof and to all recastings, renewals, modifications, consolidations, replacements and extensions of any such lease(s), mortgage(s) or deed(s) of trust, and to all increases and voluntary and involuntary advances made thereunder. This subordination provision shall be self-operative and no further instrument of subordination shall be required, provided, however, that without in any way modifying the self-operative nature of this Paragraph, Tenant, within five (5) business days of Landlord’s request, shall execute and deliver such further instrument or instruments confirming this subordination as shall be desired by Landlord or by any mortgagee or proposed mortgagee of the Real Property. Tenant covenants and agrees to attorn to, recognize and be bound to, as its new Landlord, any purchaser at any foreclosure sale or any party which acquires title to the Building pursuant to the exercise of any remedy provided for in any mortgage or by reason of the acceptance of a deed in lieu of foreclosure, and this Lease shall continue in full force and effect as a direct Lease between Tenant and said party. Tenant agrees to execute such further evidence of attornment to any such party as such party shall reasonably require. Tenant agrees that in no event shall any mortgagee or any such person, whether in the capacity of holder of a mortgage secured by the Real Property or in the capacity of successor landlord by virtue of the exercise of any remedy provided for in its mortgage or by reason of the acceptance of a deed in lieu of foreclosure, be liable to Tenant for any act or omission of Landlord which occurred prior to the date that such mortgagee or party acquires title to the Real Property.

8.2. Tenant agrees at any time and from time to time, upon not less than five (5) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a true and accurate statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same are in full force and effect as modified and stating the modifications); (ii) that there are no offsets, defenses, defaults, or counterclaims under this Lease or against Landlord (or, if so, what the same are); (iii) the dates to which the Basic Rent and Additional Rent have been paid; (iv) the Commencement Date and Expiration Date; (v) that Landlord has completed all of the work for which it is responsible pursuant to Exhibit B; and (vi) such other information as Landlord or its designee may request; it being intended that any such statement delivered pursuant to this Paragraph 8.2 may be relied upon by a prospective purchaser of Landlord’s interest or mortgagee of Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Real Property, and that such statement shall, in all respects, conclusively bind Tenant with respect to the matters set forth therein.

9. Destruction - Fire or Other Casualty.

9.1. If the Premises or the Building shall be damaged by fire or other casualty, then, except as otherwise provided in Paragraph 9.2 hereof, the damage shall be repaired by and at the expense of Landlord and, until such repairs shall be made, the Basic Rent and Additional Rent shall be equitably abated according to the part of the Premises which is usable by Tenant. Landlord, subject to Paragraph 37.3 hereof, agrees to make such repairs in a prompt and expeditious manner following the receipt by Landlord of insurance proceeds payable to Landlord by virtue of such fire or other casualty. Landlord shall have no obligation to repair or replace Tenant’s Alterations or furniture, furnishings and equipment, and Tenant shall repair or replace the same at Tenant’s sole cost and expense. Landlord will not be liable for any damage to or any inconvenience or interruption of the business of Tenant or any of Tenant’s agents, invitees or Occupants occasioned by fire or other casualty.

9.2. If the Building is substantially destroyed or is rendered wholly untenantable by fire or other casualty, or if the Building or the Premises cannot reasonably be repaired within ninety (90) days of the fire or other casualty, or if Landlord shall decide to demolish the Building or not to rebuild the Building or the Premises, or if the then governing zoning regulations do not allow for the restoration of the Building, or if any mortgagee does not make insurance proceeds available to Landlord, then Landlord may decide to not repair the damage caused by the casualty. Landlord shall, within ninety (90) days after such fire or other casualty, give Tenant a notice of such decision, and thereupon the Term shall expire five (5) days after such notice is given, in which case Tenant shall vacate the Premises and surrender the same as if such termination date were the originally specified Expiration Date.

10. Mutual Waiver of Subrogation.

10.1. Landlord hereby waives any and all rights of recovery against Tenant for or arising out of damage to or destruction of the Premises, the Building, or the Real Property and any other property of Landlord from causes then insured under standard fire and extended coverage insurance policies or endorsements to the extent that its insurance policies in effect at the time of any such damage or destruction permit such waiver, and Tenant hereby waives any and all rights of recovery against Landlord for or arising out of damage to or destruction of the Premises, the Building or the Real Property and any property of Tenant and each of its Occupants from causes then insured under standard fire and extended coverage insurance policies, as well as arising out of any interruption of Tenant’s business or any loss of Tenant’s profits, regardless of whether its insurance policies in effect at the time of such damage or destruction permit such waiver. If, at any time during the Term, any insurance carrier which shall have issued a policy to Landlord covering the Real Property, the Premises, the Building shall refuse to consent to the waiver of the right of recovery with respect to any loss payable under such policy, or if such carrier shall consent to such waiver only upon the payment of an additional premium (unless such additional premium is voluntarily paid by one of the parties hereto) or shall cancel a consent previously given, or shall cancel or threaten to cancel any policy previously issued and then in force, the waiver by Landlord in this Paragraph 10.1 shall thereupon be of no further force and effect as to the loss, damage or destruction covered by such policy.

11. Condemnation and Other Proceedings.

11.1. If all or any portion of the Premises or the Building shall be acquired pursuant to or condemned in eminent domain proceedings or by giving of a deed in lieu thereof, or if all or any portion of the Premises or the Building shall be ordered demolished or declared unfit for present use by any governmental body, or if, as a result of any condemnation or order affecting all or any portion of the Premises or the Building, substantial alteration or reconstruction of the Building or the Premises shall, in the opinion of Landlord, be necessary or desirable, then and in any such event this Lease and the term and estate hereby granted may be terminated by Landlord on sixty (60) days’ written notice (or such lesser period as may be necessary under the circumstances in order for Landlord to comply with the applicable ruling or order of any governmental body).

11.2. If Landlord does not exercise its option to terminate this Lease as herein above set forth in Paragraph 11.1, and if the Premises are reduced in size due to an event described in Paragraph 11.1, the Basic Rent and Additional Rent payable by Tenant for the remaining usable portion of the Premises shall be equitably apportioned and abated.

11.3. In the event of any termination under this Paragraph 11, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired Term and shall have no other claim against Landlord excepting the adjustment of the Basic Rent and Additional Rent as herein above mentioned, nor shall Tenant be entitled to, and Tenant waives any interest in, any portion of any amount that may be awarded as compensation or damages or paid as a result of such proceedings or as the result of any agreement made by any governmental authority with Landlord.

11.4. Tenant may, if allowed by statute, seek such awards or damages for moving expenses, loss of movable trade fixtures and other movable equipment installed by it (if any) which do not, under the terms of this Lease, become the property of Landlord. Such awards or damages must be made by a condemnation court or other authority and must be separate and distinct from any award to Landlord in connection with the Real Property and shall not diminish any award of Landlord.

12. Assignment and Subletting.

12.1. Tenant shall not, without the prior written consent of Landlord in each instance, by operation of law or otherwise, assign this Lease, sublet the Premises or any part thereof, mortgage or encumber this Lease, or permit the Premises to be used by others. Any attempt to do so by Tenant shall be void. The consent by Landlord to any assignment, mortgage, encumbrance, subletting or use of the Premises by others in any one or more instances shall not constitute a waiver of Landlord’s right to withhold its consent to any other assignment, mortgage, encumbrance or use of the Premises by others. Neither this Lease nor the interest of Tenant herein or any assignee of Tenant herein shall pass by operation of law or be subject to garnishment or sale in connection with any suit or proceeding which may be brought by or against Tenant or any assignee of Tenant.

12.2. Subject to the provisions of Paragraph 12.4 hereof, Landlord covenants and agrees that it will not unreasonably withhold its consent to Tenant’s assigning or subletting all or a part of the Premises. Without limiting the general nature of the prior sentence, it shall be reasonable for Landlord to refuse to consent to any proposed subletting or assigning if: (i) any mortgagee refuses to consent to such subletting or assigning; or (ii) the proposed subtenant or assignee (or an affiliate thereof) is a tenant in the Building; or (iii) if the proposed subtenant or assignee has viewed space to rent in the Building within the four months immediately prior to Tenant’s request for consent; or (iv) there shall be a Default at the time of any request for consent under the terms of Paragraph 12; or (v) the proposed assignee or subtenant desires to use the Premises for any use other than the Permitted Use. Further, any consent delivered by Landlord shall be automatically and retroactively revoked, without any act by Landlord, if a Default shall exist on the effective date of such subletting or assigning.

12.3. If Tenant requests Landlord’s consent to an assignment of this Lease or a subletting of all or any part of the Premises, Tenant shall submit to Landlord:

●        The sum of three hundred dollars ($300.00) as a nonrefundable fee to process each such request;

●        the name of the proposed assignee or subtenant;

●        the terms of the proposed assignment or subletting;

●        the nature of the proposed subtenant’s or assignee’s business; and

●        such information as to the proposed subtenant’s or assignee’s identity, financial responsibility and general reputation as Landlord may reasonably require.

12.4. Upon the receipt of such request and information from Tenant, Landlord shall have the option, to be exercised in writing within thirty (30) days after such receipt, to either (1) cancel and terminate this Lease if the request is to assign this Lease or to sublet all or substantially of the Premises; or (2) grant or deny said request based upon the reasonableness standard set forth in Paragraph 12.2 above. In determining whether to consent to Tenant’s proposed sublessee or assignee, Landlord may consider, without limitation, such party’s financial standing, character and business.

12.5. If Landlord shall give notice of its election to cancel this Lease pursuant to Paragraph 12.4 hereof, Tenant shall surrender possession of the Premises or the portion of the Premises which is subject of the request, as the case may be, 30 days after the date set forth in such notice and in accordance and compliance with the provisions of this Lease relating to surrender of the Premises.

12.6. If Landlord shall consent to a sublease or assignment pursuant to the request from Tenant, Tenant shall cause to be executed by its assignee or subtenant an agreement, in such form as Landlord shall reasonably prescribe, to perform faithfully and to assume and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease. Tenant shall also deliver an executed copy of each sublease or assignment and assumption, in such form as Landlord shall reasonably prescribe, not less than five (5) days prior to the commencement of occupancy set forth in such assignment or sublease. If Tenant realizes any profit from such assignment or sublease, Tenant shall pay over to Landlord 100% of said profit as and when it is collected by Tenant. For purposes of this subsection, “profit” shall mean any amount per square foot paid to Tenant in relation to the Premises for a specific period of time which exceeds the amount per square foot that Tenant is obligated to pay to Landlord in relation to the Premises for that period of time, net of actual and reasonable expenses incurred in connection with the subletting or assignment transaction in question, amortized over the term of the transaction in question.

12.7. In no event shall any assignment or subletting release or relieve Tenant from its obligations under this Lease, whether arising prior to or after such event.

13. Surrender.

13.1. Upon the Expiration Date or the sooner expiration of the Term, Tenant shall peaceably and quietly quit and surrender to Landlord the Premises, broom clean, in as good condition as they were in on the Commencement Date, ordinary wear and tear, casualty and condemnation and Alterations permitted by Landlord to remain, excepted. Tenant’s obligation to observe or perform this covenant shall survive the Expiration Date or prior expiration of the Term. If the Expiration Date falls on a Saturday or Sunday or a legal holiday, this Lease shall expire at 12:00 noon on the business day first preceding said date.

14. Holding Over.

14.1. If Tenant holds possession of the Premises beyond the Expiration Date or sooner expiration of the term, Tenant shall be obligated to pay DOUBLE the Basic Rent and Additional Rent payable hereunder during the last Lease Year, and shall be bound by all of the other terms and conditions of this Lease. Nothing contained in this Lease shall be construed as a consent by Landlord to the occupancy or possession by Tenant of the Premises beyond the Expiration Date or sooner expiration of the Term, and Landlord, upon said Expiration Date or sooner expiration of the Term, shall be entitled to the benefit of all legal remedies that now may be in force or may be hereafter enacted relating to the speedy repossession of the Premises and to all damages to which Landlord is entitled, including, without limitation, any damages suffered by Landlord due to Landlord’s inability to timely deliver the Premises to a new tenant.

15. Landlord’s Right to Entry.

15.1. Landlord and Landlord’s agents and representatives shall have the right to enter into or upon the Premises, or any part thereof, to conduct, and shall have the right to perform, the following:

●        examinations of the Premises;

●        the making of such repairs or alterations therein as may be necessary in Landlord’s sole judgment for the safety and preservation thereof;

●        the erection, maintenance, repair or replacement of wires, cables, conduits, vents or Building Systems running in, to or through the Premises; and

●        the exhibition of the Premises to prospective new tenants, purchasers or mortgagees.

15.2. Landlord, in exercising any of its rights under this Paragraph 15, shall not be deemed to have caused an eviction, partial eviction, constructive eviction or disturbance of Tenant’s use or possession of the Premises and shall not be liable to Tenant for same.

15.3. Except in the case of any event which Landlord deems to constitute an emergency, which determination shall be in Landlord’s sole and unfettered judgment, all alterations or repairs performed by or on behalf of Landlord in or on the Premises pursuant to this Paragraph 15 shall be performed with as little inconvenience to Tenant’s business as is reasonably practicable under the circumstances.

16. Default.

16.1. Each of the following, whether occurring before or after the Commencement Date, shall be deemed a default by Tenant and a breach of this Lease (hereinafter, a “Default”):

●        the filing of a petition by or against Tenant for adjudication as a bankrupt, or for reorganization, or for arrangement under any bankruptcy act;

●        the commencement of any action or proceeding for the dissolution or liquidation of Tenant, whether instituted by or against Tenant, or for the appointment of a receiver or trustee of the property of Tenant under any state or federal statute for relief of debtors;

●        the making by Tenant of an assignment for the benefit of creditors;

●        the suspension of business by Tenant or any act by Tenant amounting to a business failure;

●        the filing of a tax lien or mechanics’ lien against any property of Tenant;

●        Tenant’s causing or permitting the Premises to be vacant or abandonment of the Premises for a period in excess of ten (10) days;

●        failure by Tenant to pay Landlord when due hereunder Basic Rent, Additional Rent or any other sum required to be paid by Tenant under the terms of this Lease; or

●        failure by Tenant to perform when required hereunder any other term, covenant, agreement or condition of this Lease required to be performed by Tenant.

17. Landlord’s Rights Upon Tenant’s Default.

17.1. If, (i) in the case of a Default based upon the nonpayment of Basic Rent, Additional Rent or any other sum of money due to Landlord hereunder, Tenant fails to cure such Default by paying such sum within five (5) days after the date Landlord gives notice that the same is unpaid and overdue, or (ii) in the case of any other Default, Tenant fails to cure such Default within fifteen (15) days after notice thereof is given by Landlord, Landlord may immediately or at any time thereafter, without further notice to Tenant, (i) enter upon the Premises as agent for Tenant, by legal entry, without terminating this Lease and do any and all acts Landlord may deem necessary, proper or convenient to cure such Default, for the account of and at the expense of Tenant, and Tenant agrees to pay Landlord, upon demand, all damages and expenses incurred by Landlord in so doing; or (ii) terminate this Lease and Tenant’s right to possession of the Premises and, with or without legal process, take possession of the Premises and remove Tenant, any occupant and any property therefrom, without being guilty of trespass, without liability whatsoever to Tenant and without relinquishing any rights of Landlord against Tenant.

17.2. In the event this Lease is so terminated, Tenant shall vacate the Premises on the termination date as if such date were the originally scheduled Expiration Date, and shall pay to Landlord as damages an amount equal to the amount herein covenanted to be paid as Basic Rent and Additional Rent throughout the entire Term (as if same had not expired until the originally scheduled Expiration Date), together with: (i) all expenses of any proceedings (including, but not limited to, reasonable legal expenses and attorney’s fees) which Landlord incurs in order to recover possession of the Premises; (ii) all reasonable expenses of re-letting the Premises including, but not limited to, commissions paid to real estate brokers, advertising expenses and the reasonable cost of such alterations, repairs, replacements and decoration or redecoration as Landlord, in the reasonable exercise of its judgment, considers advisable and necessary for the purposes of re-renting the Premises; and (iii) any and all other sums which are provided to be paid by Tenant hereunder in the event of its Default; provided, however, that there shall be credited against the amount of such damages all amounts received by Landlord from such re-renting of the Premises.

17.3. Landlord may maintain separate actions against Tenant each month to recover the damages incurred in such month without waiting until the end of the Term to determine the aggregate amount of such damages, or Landlord, at its option, if the Premises have been re-let for a term extending at least as long as the remainder of the Term hereof, may recover from Tenant in advance for the entire deficiency to be realized during the term of the re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of the eviction of Tenant, or in the event of Tenant’s being dispossessed for any cause, or in the event of Landlord’s obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants or conditions of this Lease.

17.4. Landlord may apply against the damages due in the event of Tenant’s Default any Basic Rent, Additional Rent, Security Deposit or other moneys received from Tenant or others on behalf of Tenant or in connection with the Lease.

17.5. To secure the payment of any and all sums payable by Tenant hereunder and to assure Tenant’s faithful performance of its obligations hereunder, Tenant hereby grants to Landlord an express contractual lien on and security interest in all property, chattels and merchandise in the Premises and in all proceeds of any insurance which may accrue to Tenant by reason of damage to or destruction of any such property, chattels or merchandise. Landlord shall have the right, as agent for Tenant, to take possession of any furniture or fixtures of Tenant found upon the Premises after taking possession of the same pursuant to the Paragraph 17 and may sell the same at any private or public sale and apply the proceeds to any amount due Landlord. Tenant waives any notice of execution or levy in connection therewith.

18. Landlord’s Remedies Cumulative; Expenses.

18.1. No remedy provided to Landlord pursuant to this Lease shall be deemed an exclusive remedy, but rather all rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law or at equity. All such remedies may be exercised from time to time in such order and in such combination as Landlord elects. For the purposes of any suit based upon the provisions hereof, this Lease shall be construed to be a divisible contract toward the end that successive actions may be maintained on this Lease as successive periodic sums become due hereunder.

18.2. Tenant agrees to pay, upon demand, all of Landlord’s reasonable costs, charges and expenses, including Landlord’s legal fees and legal costs, which Landlord incurs in collecting from Tenant the sums that Tenant is obligated to pay hereunder and in enforcing Landlord’s remedies and Tenant’s obligations hereunder.

18.3. If Tenant fails to pay any installment of Basic Rent, Additional Rent or any other sum due and payable to Landlord on or before the day such installment becomes due and payable, Tenant shall pay to Landlord (i) a late charge (to cover Landlord’s administrative and overhead expenses of processing late payments) equal to the greater of one hundred ($100.00) dollars or five percent (5%) of the amount of such installment, and (ii) interest on such unpaid installment at a rate per annum which is two (2%) percent greater than the “prime rate”, “base rate” or “reference rate”, as fixed from time to time by Citibank, NA (or its successor) then in effect (or if such prime rate, base rate, or reference rate is not available, a replacement rate reasonably designated by Landlord) from the date such installment became due and payable to the date of payment thereof by Tenant; provided, however, that nothing herein contained shall (a) entitle Tenant to not make payment of any sum required to be paid hereunder as and when due or (b) be construed or implemented in such a manner as to allow Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Should Landlord receive any payment which is judicially determined to be in excess of the maximum legal rate allowed by law, such excess amount shall be refunded promptly to Tenant, this Lease shall remain in full force and effect, and Landlord shall have no further liability in connection therewith.

18.4. All late charges and interest payable hereunder shall constitute Additional Rent hereunder and shall be due and payable on demand.

19. No Waiver.

19.1. Landlord shall not be deemed to have waived any of its rights or remedies hereunder unless such waiver shall be in writing and signed by Landlord. No waiver by Landlord of any breach by Tenant of any of the terms, covenants, agreements, or conditions of this Lease shall be deemed to constitute a waiver of any succeeding breach thereof or of any breach of any of the other terms, covenants, agreements and conditions herein contained.

19.2. No offer of surrender of the Premises, by delivery to Landlord or its agent or employee of keys to the Premises or otherwise, will be binding on Landlord unless accepted by Landlord, in a writing pursuant to which Landlord expressly agrees to the effective surrender of the Premises. At the expiration or termination of the Lease Term, Tenant shall deliver to Landlord all keys, “swipe” cards and similar items to the Premises and make known to Landlord the location and combinations of all locks, safes and similar items.

19.3. The receipt by Landlord of Basic Rent or Additional Rent payable hereunder with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the Basic Rent or Additional Rent then due shall be deemed to be other than on account of the earliest amount then due pursuant to the terms hereof, nor shall any endorsement or statement on any check or in any letter or other instrument accompanying any check or payment of Basic Rent or Additional Rent be deemed binding on Landlord in any manner whatsoever or an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s rights hereunder, including Landlord’s right to recover the balance of such Basic Rent or Additional Rent or to pursue any other remedy provided in this Lease. No receipt of money by Landlord from Tenant after the Expiration Date (or sooner termination) shall reinstate, continue or extend the Lease Term, unless Landlord specifically agrees to same in a writing signed by Landlord at such time.

19.4. The failure of Landlord to enforce any of the Rules or Regulations as may be set by Landlord from time to time against Tenant or against any other tenant in the Building shall not be deemed a waiver of any such Rule or Regulation.

20. Landlord’s Reserved Rights.

20.1. If, during or prior to the last ninety (90) days of the Term, Tenant vacates the Premises, Landlord may enter the Premises immediately to decorate, remodel, repair, alter or otherwise prepare the Premises for occupancy by a new tenant, without liability to Tenant and without affecting Tenant’s obligation to pay the Basic Rent and Additional Rent payable hereunder which accrues through and including the Expiration Date.

20.2. Landlord has the right to make changes in and about the Building, garages and parking facilities, including, but not limited to, signs, entrances or address. Such changes may include, but not be limited to, rehabilitation, redecoration, refurbishment and re-fixturing of the Building, and expansion of or structural changes to the Building, and the redesign of the lobby, the Building doorways, the hallways, the hallway doorways, or other common areas. Without limiting the general nature of the prior sentence, Landlord may increase the leasable space of the Building by reducing the size of what is currently the lobby. Landlord has the right to change the street address and name of the Building. The right of Tenant to quiet enjoyment and peaceful possession given under the Lease will not be deemed breached or interfered with by reason of Landlord’s actions pursuant to this paragraph so long as such actions do not materially deprive Tenant of its use and enjoyment of the Premises.

21. Landlord’s Liability.

21.1. Landlord shall not be liable for any injury, damage or loss to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, snow or leaks from any source whatsoever, or any theft of the property or possessions of Tenant or its Occupants.

21.2. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate of Landlord in the Real Property for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord for any Default or breach by Landlord of any of its obligations under this Lease or otherwise. No other assets of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim. This provision shall not be deemed, construed or interpreted to be or constitute an agreement, express or implied, between Landlord and Tenant that Landlord’s interest in the Real Property shall be subject to impressment of an equitable lien or any other similar type of lien. Tenant’s sole right against Landlord for any failure to give any consent or approval required of Landlord hereunder shall be an action for specific performance to compel Landlord to give the required consent or approval, and Tenant hereby specifically disclaims any right to damages as against Landlord on account of any such failure to give consent or approval.

22. Tenant’s Liability.

22.1. Tenant shall reimburse Landlord for all expenses, damages or fines, reasonable legal fees and costs incurred or suffered by Landlord by reason of any breach, violation or nonperformance by Tenant of any covenant or provision of this Lease, including, without limitation, any action commenced against Tenant or Landlord, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building or by the installation or removal of furniture, fixtures or other installations or property of or for Tenant, or by reason of or arising out of the carelessness, negligence or improper conduct of Tenant or any of its Occupants. Any such amount so payable shall be deemed Additional Rent and shall be due and payable by Tenant upon demand.

22.2. Tenant shall not do or permit or suffer any act or thing to be done upon the Premises which may subject Landlord, its partners, members, managers, shareholders, officers, directors, employees, agents (including, without limitation, leasing and managing agents) and contractors (together collectively, “Indemnitees”) to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any Legal Requirement, but shall exercise such control over the Premises as to fully protect In-demnitees against any such liability. Tenant shall “indemnify”, defend, protect, save and hold harmless the Indemnitees and each of them from and against (i) all claims against In-demnitees of whatever nature arising from any act, omission or negligence of Tenant, or any of its Occupants; (ii) all claims against Indemnitees arising from any incident, accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the term of this Lease in or about the Premises, and (iii) any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed or and performed. Throughout this Lease, when Tenant is to “indemnify” Landlord or any other person from any “claim”, Tenant’s obligation shall be to indemnify, defend, protect, save and hold Landlord and each such other person harmless from and against any and all liability, obligations, damages, penalties, claims, causes of action, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any event giving rise to the obligation to “indemnify” including, without limitation, attorneys’ fees and disbursements in consultation, at trial, and on appeal. Indemnitees, from time to time, may submit to Tenant copies of Indemnitees’ bills in connection with the foregoing, and Tenant upon receipt of such bills shall promptly pay to Landlord, as Additional Rent, the amount shown on such bills.

22.3. If any claim, action or proceeding is made or brought against any Indemnitee, which claim, action or proceeding the Tenant shall be obligated to indemnify against pursuant to the terms of this Lease, then, upon demand by Landlord, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name, if necessary, by such attorneys as such Indemnitee shall reasonably approve. Notwithstanding the foregoing, Indemnitee may retain its own attorneys to defend or assist in defending any claim, action or proceeding (a) involving potential liability of One Million Dollars ($1,000,000) or more, or (b) which Landlord reasonably believes is not being defended competently or in good faith, and Tenant shall pay the reasonable fees and disbursements of such substituted attorneys. The provisions of this Paragraph shall survive the expiration or earlier termination of this Lease.

23. Tenant’s Insurance.

23.1. Tenant covenants to provide on or before the Commencement Date and throughout the Term for the benefit of Landlord, Landlord’s mortgagee, Landlord’s Managing Agent and Tenant:

●        A comprehensive policy of liability insurance and/or Certificate of Insurance, with a deductible not exceeding $2,500, protecting Landlord, Landlord’s mortgagee, Landlord’s Managing Agent and Tenant against any liability whatsoever occasioned by accident on or about the Real Property, the Building or the Premises or any appurtenances thereto. Such policy is to be written by insurance companies qualified to do business in the State of New Jersey and which are rated “Grade A-X” or better in Best’s and at limits of liability in minimum amounts approved by Landlord from time to time in respect of any one person, in respect of any one accident and in respect to property damage. The original amounts thereof are as set forth in Item M of the Basic Lease Provisions. Such insurance may be carried under a blanket policy covering the Premises and other locations of Tenant, if any.

●        Fire and Extended Coverage, Vandalism, Malicious Mischief and Special Extended Coverage Insurance in an amount adequate to cover the cost of replacement of all personal property, decorations, trade fixtures, furnishings and equipment in the Premises and all contents therein. Landlord shall not be liable for any damage to property of Tenant by fire or other peril, no matter how caused, it being understood that Tenant will look solely to its insurer for reimbursement.

23.2. Prior to the time such insurance is first required by this Paragraph 23 to be carried by Tenant and thereafter, at least thirty (30) days prior to the expiration of any such policy, Tenant agrees to deliver to Landlord either a duplicate original of the aforesaid policy or a certificate evidencing such insurance. Said certificate shall contain an endorsement that such insurance may not be canceled except upon thirty (30) days’ notice to Landlord, together with evidence of payment for the policy.

23.3. Upon failure at any time on the part of Tenant to procure and deliver to Landlord the policy or certificate of insurance, as herein above provided, Landlord shall be at liberty, but shall not be obligated in any way whatsoever, from time to time, as often as such failure shall occur, to procure such insurance and to pay the premium therefor, and any sums paid for insurance by Landlord shall be and become Additional Rent and due immediately. Payment by Landlord of such premium or the carrying by Landlord of any such policy shall not be deemed to waive or release Tenant’s Default with respect thereto.

23.4. Tenant will not do or permit anything to be done upon or bring or keep or permit anything to be brought or kept upon the Premises which will increase Landlord’s rate of insurance on the Building. If by reason of the failure of Tenant to comply with the terms of this Lease, or by reason of Tenant’s occupancy (even though permitted or contemplated by this Lease), the insurance rate charged to Landlord shall at any time be higher than it would otherwise be, Tenant will reimburse Landlord for that part of all insurance premiums charged because of such violation or occupancy by Tenant. Tenant agrees to comply with any reasonable requests or recommendation made by Landlord’s insurance underwriter.

24. Quiet Enjoyment.

24.1. Landlord covenants and agrees that, upon the performance by Tenant of all of the covenants, agreements and provisions hereof on Tenant’s part to be kept and performed, Tenant shall have, hold and enjoy the Premises, subject to the rights, limitations and terms herein described, free from any interference whatsoever by, from or through Landlord.

24.2. Notwithstanding the foregoing, no diminution or abatement of Basic Rent, Additional Rent or other payment due to Landlord shall be claimed by or allowed to Tenant for inconvenience or discomfort arising from the making of any repairs, improvements or alterations to the Premises or the Real Property if the same are made to comply with any law, ordinance or order of any governmental authority or which are necessary, in the judgment of Landlord, for the maintenance, repair, operation, or improvement of the Real Property.

25. Landlord’s Services.

25.1. Subject to Paragraph 37.3, Landlord shall furnish to Tenant the services set forth in this Lease and the Rules and Regulations as services which are covered by the Basic Rent.

25.2. Landlord shall furnish ventilation, air heating and air cooling, but only between the hours of 8:00 A.M. and 6:00 P.M., Mondays through Fridays (hereinafter referred to as the “Business Hours”), Saturdays, Sundays and Building Holidays excluded, and then only when weather conditions, in the opinion of Landlord, require. As used herein, the term “Building Holidays” shall mean all State and Federal holidays including, but not limited to: Martin Luther King’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day and New Year’s Day.

25.3. If Tenant shall request the use of air cooling, ventilation and/or heat at any time other than the Business Hours in this Lease provided for such services, Landlord shall furnish such to Tenant provided (i) that Tenant pays to Landlord, as Additional Rent, a special overtime charge therefor which shall be initially $90.00 per hour (Landlord may adjust such figure from time to time), and (ii) that Tenant’s request shall be received in writing by Landlord’s property manager by 12:00 noon at least one business day before such service is required.

25.4. Throughout the Term, Landlord agrees to redistribute electrical energy to the Premises (not exceeding the present electrical capacity at the Premises), upon the following terms and conditions: (i) Tenant shall pay for such electrical energy as provided by this Lease; (ii) Landlord shall not be liable in any way to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of any failure, defect or change in the quantity or character of electricity furnished to the Premises or if such quantity or character of electricity furnished to the Premises is no longer available or suitable for Tenant’s requirements or due to any cessation, diminution or interruption of the supply thereof.

25.5. The parties agree that Tenant will pay for the electric during the Term in such amounts as may be determined under one of the provisions of “(x)” or “(y)” set forth below. The parties agree that the provisions of “(x)” below shall initially apply, but that Landlord will be entitled to elect to change the applicable provision at any time during the Term on notice to Tenant. The amount required to be paid hereunder shall be payable in monthly installments, as Additional Rent, and shall be either, in Landlord’s discretion:

(x) the fixed electricity charge set forth in Item D of the Basic Lease Provisions; or

(y) the amount that is calculated as the Landlord’s cost of furnishing electricity to the Premises as determined by an independent electrical engineering consultant selected by Landlord, based upon a survey and determination of the average monthly electrical consumption of the lighting fixtures and the electrical equipment of Tenant used in the Premises and based further on the utility rates being charged to Landlord, as such rates are set from time to time. Landlord shall have the right to survey the electrical consumption of Tenant at any time during the Term, but no more often than quarterly. The findings of said consultant as to the average monthly electrical consumption of Tenant shall be conclusive and binding on the parties hereto.

25.6. Landlord shall replace as required, at Tenant’s sole cost and expense, all of Landlord’s light bulbs, fluorescent and incandescent lamps, starters and ballasts used by Tenant in the Premises.

25.7. Tenant covenants that its use of electricity in the Premises shall be limited to and for the operation of (i) building-standard lighting, and (ii) personal computers, electric typewriters, calculators, copying machines and other small office machines.

25.8. Tenant shall make no alteration to the existing electrical equipment or connect any fixtures, appliances or equipment in addition to the equipment permitted in the following subparagraph without the prior written consent of Landlord in each instance. Should Landlord grant such consent, all additional risers or other equipment (if any) required therefor, in Landlord’s judgment, shall be provided by Landlord and the cost thereof shall be paid by Tenant upon Landlord’s demand. As a condition to granting such consent, Landlord may require an increase in the monthly electrical charge by an amount which will reflect the cost of electricity to operate the additional equipment and service to be furnished by Landlord. Absent agreement as to this charge between Landlord and Tenant, this increase shall be determined by an independent electrical engineer, to be selected by Landlord and whose services shall be paid for by Tenant.

25.9. Landlord shall not be liable in the event of any interruption in the supply of electricity, and Tenant agrees that such supply may be interrupted for inspection, repairs, replacements and in emergencies.

25.10. Landlord shall furnish, without cost to Tenant, cleaning services on Mondays through Fridays, Saturdays, Sundays and Building Holidays excluded. Such services shall consist of general cleaning of all common areas of the Building and general cleaning of the Premises, all in accordance with such standards and specifications as Landlord shall, from time to time, determine. Tenant is responsible for cleaning of the restroom and the Kitchenette located within the Premises. Notwithstanding the foregoing, Tenant shall pay for any and all reasonable costs incurred by Landlord in disposing of Tenant’s debris and garbage to the extent the same exceeds normal, everyday “office wastebasket” debris.

25.11. The failure of Landlord to furnish any service hereunder during such reasonable periods as necessary repairs or replacements are underway, or the discontinuation of any service currently provided by commercial tenants of the Building located in the Building lobby or elsewhere, shall not be construed as a constructive eviction of Tenant, shall not excuse Tenant from performing any of its obligations hereunder and shall not give Tenant any claim against Landlord for damages for failure to furnish such service.

26. Additional Rent.

26.1. Tenant hereby covenants and agrees to pay as Additional Rent the amounts set forth below.

26.2. For each year or part of a year occurring within the Term in which the total annual real estate taxes, assessments (including special assessments), personal property tax, sewer rents, rates and charges (hereinafter referred to collectively as the “Real Estate Taxes”) which shall be levied, imposed or assessed upon the Real Property shall exceed the Real Estate Taxes levied, imposed or assessed for the Base Tax Year, Tenant shall pay Tenant’s Proportionate Share of such excess. Landlord may, from time to time, notify Tenant of Landlord’s estimate of Tenant’s Proportionate Share of the excess Real Estate Taxes for any calendar year and Tenant shall be obligated to pay Landlord, as Additional Rent along with each monthly installment of Base Rent due during such calendar year, 1112th of such estimated amount. Tenant’s payments of such estimated amount shall be treated by Landlord as a credit against the actual amount required to be paid by Tenant pursuant to this Paragraph 26.2. Any overpayment which may have been made by virtue of such estimated payments shall be returned by Landlord to Tenant when the actual amount payable by Tenant can be calculated.

26.3. Notwithstanding the foregoing, Landlord may take the benefit of the provisions of any statute or ordinance permitting any Real Estate Tax to be paid over a period of time.

26.4. The amount payable by Tenant under Paragraph 26.2 shall be calculated based upon the amount billed by the taxing jurisdiction, and shall be set forth in a statement prepared by Landlord and furnished to Tenant and which provides a computation of any amounts due to Landlord.

26.5. If Landlord shall receive any tax refund in respect of any tax year during the Term following the Base Tax Year, Landlord shall deduct from such tax refund any expenses incurred in obtaining such tax refund and, out of the remaining balance of such tax refund, Landlord shall credit to Tenant Tenant’s Proportionate Share of such balance. Any expenses incurred by Landlord in contesting the validity or the amount of the assessed valuation of the Real Property or of any Real Estate Taxes for any year after the Base Tax Year, to the extent not offset by a tax refund, shall be included as an item of and shall be added to Real Estate Taxes for the tax year in which such contest shall be finally determined, for the purpose of computing the Additional Rent due Landlord hereunder.

26.6. If the tax year for Real Estate Taxes shall be changed, then an appropriate adjustment shall be made in the computation of the amount due to Landlord or credit due to Tenant. If, because of any change in the method of taxation of real estate, one or more other taxes or assessments are imposed upon one or more of Landlord, or the owner of the Real Property or the Building, or upon or with respect to the Real Property or the Building or the rents or income therefrom, whether in substitution for or in lieu of or in addition to any tax or assessment which would otherwise be a Real Estate Tax, such other tax or assessment shall be deemed Real Estate Taxes for the purposes herein.

26.7. Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the Taxes.

26.8. As used herein, the term “Landlord’s Operating Expenses” shall mean all costs and expenses paid or incurred by Landlord in connection with the ownership, operation, management, maintenance and repair of the Real Property including, without limitation, its equipment and mechanical systems, parking facilities, areas, decks, ramps and roadways, paving, walkways, landscaping and public facilities, and including but not limited to the cost and expenses of materials and supplies, electricity, water, fuel, cleaning, window cleaning, janitorial service, insurance, snow removal, painting, wallpapering, re-carpeting and otherwise redecorating and renovating public areas, replacement of worn out mechanical or damaged equipment including, without limitation, heating, ventilating and air conditioning equipment, uniforms, management fees, sundries, tools and equipment, excise taxes, gross receipt taxes, sales taxes and other like taxes, wages and salaries of all persons engaged by Landlord for the operation, maintenance and repair of the Real Property, costs of compliance by Landlord with and contests by Landlord of laws, regulations, ordinances and requirements of the federal, state or municipal government, of any department, subdivision, bureau or office thereof, or of any other governmental, public or quasi-public authorities now existing or hereafter created, legal and accounting expenses and any other costs and expenses other than mortgage debt service, costs reimbursed by insurance, construction costs incurred in connection with preparing space for a new tenant and real estate broker’s commissions. If a particular expenditure is for an item which, under generally accepted accounting principles, constitutes a capital improvement, then such expenditure shall be included as one of Landlord’s Operating Expenses for purposes hereof on a prorated basis, together with an imputed interest amount calculated on the unamortized portion of such expenditure using an interest rate of 12% per annum, over its useful life. Such useful life shall be obtained by dividing the amount of the expenditure in question by the useful life of the improvement to which it relates, as such useful life is determined by Landlord in the reasonable exercise of its business judgment (but in no event to exceed 10 years).

26.9. Tenant shall pay to Landlord as Additional Rent Tenant’s Proportionate Share of the amount by which Landlord’s Operating Expenses for any calendar year during the Term exceeds Landlord’s Operating Expenses during the Base Operating Year.

26.10. Approximately during the second month of each calendar year of the Term, or within a reasonable period of time thereafter, Landlord shall submit to Tenant a statement (hereinafter referred to as “Landlord’s Statement”) showing in reasonable detail Landlord’s Operating Expenses during the preceding calendar year and during the Base Operating Year. Within thirty (30) days thereafter, Tenant shall pay to Landlord Tenant’s Proportionate Share of the amount by which Landlord’s Operating Expenses for the preceding calendar year exceeded Landlord’s Operating Expenses for the Base Operating Year. Tenant or its representative shall have the right to examine Landlord’s books and records relating to the expenses of the Real Property only and only with respect to the items in the foregoing Landlord’s Statements, during normal business hours at any time within ten (10) days following the delivery by Landlord to Tenant of such Landlord’s Statement. Unless Tenant shall take written exception to any specific item contained in Landlord’s Statement within twenty (20) days after the Landlord’s Statement is delivered, the same shall be considered as final and binding upon Tenant. Any controversy with respect to any written exception shall be resolved by an independent certified public accountant mutually acceptable to Landlord and Tenant, and if such accountant cannot be agreed upon, then by arbitration. Such arbitration shall be conducted upon the request of Tenant, but only if Tenant is not in Default in respect of any of its obligations under the Lease and only if Tenant has paid in full to Landlord the sums shown owing by Tenant to Landlord pursuant to the Landlord’s Statement in question. Arbitration shall be before three arbitrators designated by the American Arbitration Association and in accordance with the rules and regulation of such Association. The expenses of the arbitration proceedings shall be borne by the party who does not prevail in said proceedings. The fees of counsel and experts and other witnesses engaged or called by the parties shall be paid by the respective party engaging or calling the same. Tenant covenants and agrees that Tenant will not directly or indirectly employ in connection with any dispute under this Lease relating to Operating Expenses any person or entity which is to be compensated, in whole or in part, on a contingency fee basis.

26.11. For each calendar year throughout the Term, Landlord may notify Tenant of Landlord’s best estimate of Tenant’s Proportionate Share of Operating Expenses for such calendar year above Base Operating Year Operating Expenses and, in such case, Tenant shall be obligated to pay Landlord, as Additional Rent along with each monthly installment of Basic Rent due during such calendar year, one-twelfth (1/12th) of such estimated amount. Tenant’s payments of estimated amounts shall be treated by Landlord as a credit against the actual amount required to be paid by Tenant pursuant to Paragraph 26.3. Any over-payment which may have been made by virtue of such estimated payments shall be returned by Landlord to Tenant when the actual amount payable by Tenant can be calculated.

26.12. Any increase or decrease in Additional Rent under this Paragraph 26 shall be prorated for the final year of the Term if such year covers a period of less than twelve (12) months. In no event shall any adjustment in Tenant’s obligation to pay Additional Rent under this Paragraph 26 result in a decrease in the Basic Rent payable hereunder. Tenant’s obligation to pay Additional Rent and Landlord’s obligation to credit to Tenant any amount referred to in this Paragraph 26, for the final year of the Term shall survive the Expiration Date.

26.13. With respect to Tenant’s Proportionate Share of Operating Expenses in excess of the Base Operating Year, if the Building is not at least ninety percent (90%) occupied during the Base Operating Year or of any calendar year during the Term, then those items included within the Operating Expenses which are affected by variations in occupancy of the Building shall be increased by Landlord for such calendar year (or partial calendar year) to the amount that would have reasonably been incurred had Landlord provided such item to ninety percent (90%) of the rentable area of the Building.

27. Personal Property Taxes.

27.1. Tenant agrees to pay all taxes imposed on the personal property of Tenant, the conduct of its business and its use and occupancy of the Premises.

28. Security Deposit.

28.1. Simultaneous with the execution hereof, Tenant has deposited with Landlord the sum specified in Item H of the Basic Lease Provisions.

29. Use of Security Deposit.

29.1. In the event of a Default by Tenant in respect of any of the terms, covenants or conditions of this Lease, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Basic Rent, Additional Rent or any other sum as to which Tenant is in Default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s Default in respect of any of the terms, covenants or conditions of this Lease including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other reentry by Landlord. If Landlord should utilize any portion of the Security Deposit, Tenant, upon demand, shall replenish such amount, so that the Security Deposit shall remain undiminished throughout the Term. Tenant shall fully and faithfully comply with all of the terms, covenants and conditions of this Lease, the portion of the Security Deposit not applied pursuant to the terms hereof shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord, but without any interest thereon whatsoever. The application of the Security Deposit due to a Default shall not cure, waive or release the Default such that Landlord shall be estopped from exercising any of its other remedies.

29.2. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit. Landlord shall not be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

29.3. In the event of a sale of the Real Property or a leasing thereof, Landlord shall have the right to transfer the Security Deposit to the vendee or lessee, as the case may be, and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit. In such case, Tenant agrees to look solely to the new landlord for the return of the Security Deposit. The provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord.

30. Definition of Landlord.

30.1. The term “Landlord” as used in this Lease shall be deemed to mean only the owner, for the time being, of the Real Property and/or the Building or the owner of a lease of the Real Property. In the event of any transfer of title to or lease of the Real Property, the term “Landlord” shall be deemed only to apply to the transferee thereof, and the transferor and any person or entity theretofore serving as or constituting the “Landlord” hereunder shall be and hereby is entirely freed and relieved of all covenants and obligations of the Landlord hereunder.

31. Notices.

31.1. Any notice or other communication referenced in this Lease (collectively, “notices”) by either party to the other, to be effective, shall be in writing, sent via registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier such as Federal Express or UPS, addressed to Landlord or Tenant at their respective addresses as specified in Item J of the Basic Lease Provisions, or to such other address as either party shall hereafter designate by notice as aforesaid. All notices properly addressed shall be deemed served three (3) business days after the date of mailing or one business day after the date of delivery to the overnight courier. Attorneys to a party may deliver notices on behalf of that party.

32. Signs.

32.1. No sign, advertisement or notice shall be affixed to or placed upon any part of the Premises, the Building or the Real Property by Tenant, except in such manner and of such size, design and color as shall be approved in advance in writing by Landlord. Tenant will bear Landlord’s actual cost of fabricating and installing Tenant’s building-standard office entry door sign setting forth Tenant’s name and such logo as Tenant furnishes and Landlord approves, in Landlord’s judgment, reasonably exercised.

33. Notice of Defects and Accidents.

33.1. Tenant shall give Landlord immediate notice (i) in case of accident or injury on or about the Building or the Real Property involving Tenant or any of its Occupants, or (ii) of any defects in the Building or the Premises of which it becomes aware.

34. Rules and Regulations.

34.1. Tenant, on behalf of itself and its Occupants, agrees to comply with the Rules and Regulations attached hereto and incorporated by reference as Exhibit C. Landlord shall have and expressly reserves the right to make amendments thereto from time to time for the safety, care, maintenance, good operation and cleanliness of the Real Property and the Building, the preservation of good order therein and the general convenience of all the tenants. Tenant agrees to comply with such amended Rules and Regulations, after twenty (20) days’ written notice thereof from Landlord.

35. Directory.

35.1. Landlord shall furnish and maintain in the lobby of the Building a tenant directory of such style and type as Landlord shall determine. Tenant shall receive two (2) listings in such directory, in building-standard form. Additional listings shall be subject to availability, the existence of which shall be determined by Landlord, in its discretion. All listings shall be fabricated and installed at Tenant’s sole cost and expense.

36. Environmental Matters.

36.1. Tenant agrees to comply with all applicable environmental laws, rules and regulations, as same are amended from time to time, including but not limited to, the New Jersey Industrial Site Remediation Act (N.J.S.A. 13:1K6 et seq.) (“ISRA”). Tenant shall not conduct any activity in the Premises which shall cause it to be considered an “industrial establishment” under ISRA, or otherwise subject the Premises to the requirements of compliance with ISRA.

36.2. Tenant hereby agrees to execute such documents as Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA; and without limiting the generality of the foregoing will provide Landlord within ten (10) business days of Landlord’s request for the same, an affidavit in support of a request for a nonapplicability letter by Landlord in the form required under ISRA. Tenant shall bear all costs and expenses incurred by Landlord associated with any required ISRA compliance resulting from Tenant’s use of the Premises, including, but not limited to, state agency fees, engineering fees, cleanup costs, filing fees, and suretyship expenses. As used in this Lease, ISRA compliance shall include applications for determinations of nonapplicabil-ity by the appropriate Governmental Authority upon the “closure, termination or transfer” of Tenant’s operations at the Premises. The foregoing undertaking shall survive the termination or sooner expiration of the Lease and surrender of the Premises and shall also survive sale, or lease or assignment of the Premises by Landlord. Tenant shall immediately provide Landlord with copies of all written correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant’s compliance with the New Jersey Department of Environmental Protection’s (“DEP”) requirements under ISRA as they are issued or received by the Tenant.

36.3. Tenant shall not generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit or suffer to be present on or about the Premises, Building or Real Property any “Hazardous Material”. As used herein, Hazardous Material shall be defined as any “hazardous chemical,” “hazardous substance” or similar term as defined in the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. 9601, et seg.), the New Jersey Industrial Site Remediation Act, as amended, (N.J.1.Ten.S.A. 13:1K-6 et seq.), the New Jersey Spill Compensation and Control Act, as amended, (N.J.S.A. 58:10-23.11b, et seg.), any rules or regulations promulgated thereunder, or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection.

36.4. If Tenant breaches the obligations stated in this Paragraph 36, or if the presence of Hazardous Material on the Premises, the Building or the Real Property caused or permitted by Tenant results in contamination by Hazardous Material of the Premises, the Building, or the Real Property, Tenant shall “indemnify” Landlord from any and all “claims” arising out of such events including, without limitation, diminution in value of the Premises, the Building, or the Real Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, the Building, or the Real Property, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorney’s fees, consultant fees and expert fees, which arise during or after the Term. This indemnification of Landlord by Tenant also includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remediation, removal, or restoration work required by any federal, state or local governmental agency or political subdivision.

36.5. Without limiting the foregoing, if Tenant is responsible pursuant to the terms hereof for the presence of any Hazardous Material on the Premises, the Building, or the Real Property, then at Landlord’s election Tenant either shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, the Building and the Real Property to the condition existing prior to the introduction of any such Hazardous Material to the Premises, the Building and/or the Real Property with contractors approved by Landlord, or Tenant shall not take such actions, but shall be solely responsible for the cost and expense of such actions as undertaken or directed by Landlord.

37. Miscellaneous.

37.1. Entire Agreement. This Lease contains the entire agreement between the parties, and any attempt hereafter made to change, modify, discharge or effect an abandonment of it in whole or in part shall be void and ineffective unless in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

37.2. Waiver. Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter arising out of or in any connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim, injury or damage, or any emergency or statutory remedy. In any action or proceeding by Landlord for eviction, Tenant waives the right to interpose any counterclaim in such eviction action.

37.3. Force Maleure. Landlord shall not be deemed in default with respect to its failure to perform any of the terms, covenants and conditions of this Lease on Landlord’s part to be performed, if such failure is due in whole or in part to any strike, lockout, labor dispute (whether legal or illegal), civil disorder, inability to procure materials, failure of power, conditions of supply and demand, restrictive governmental laws and regulations, governmental preemption in connection with a national emergency, riots, insurrections, war or other emergency, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by Tenant (or Tenant’s agents, employees, guests or invitees), acts of other tenants or occupants of the Building, or any other cause beyond the reasonable control of Landlord. In such event, the time for performance by Landlord shall be extended by an amount of time equal to the period of the delay so caused. In any such event Tenant’s obligation to pay Basic Rent and Additional Rent and otherwise perform hereunder shall in no way be affected, impaired or excused.

37.4. Broker. Each of Landlord and Tenant represents to the other that it has not dealt with any real estate broker in connection with this Lease, other than as specified in Item I of the Basic Lease Provisions, and each hereby indemnifies and agrees to hold the other harmless of and from any and all claims, liabilities, costs or damages, including reasonable legal fees and costs, which the other may sustain or incur as a result of a breach of this representation.

37.5. Separability. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and all other terms and provisions of this Lease shall be valid and enforced to the fullest extent permitted by law.

37.6. Interpretation.

37.6.1.1. Whenever in this Lease any words of obligation or duty are used, such words shall have the same force and effect as though made in the form of covenants.

37.6.1.2. Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, when the sense requires.

37.6.1.3. All pronouns and any variations thereof shall be deemed to refer to the neuter, masculine, feminine, singular or plural as the identity of Tenant requires.

37.6.1.4. This Lease shall be deemed to have been drafted by both Landlord and Tenant, each of whom has been represented by counsel or has had the opportunity to be so represented, and shall not be construed “against” either party as the draftsman thereof. Each provision hereof shall be deemed both a covenant and a condition and shall run with the land.

37.6.1.5. Tenant agrees that all of Tenant’s covenants and agreements herein contained providing for the payment of money and Tenant’s covenants to remove mechanics’ liens shall be deemed conditions as well as covenants, and that if default be made in any such covenants, Landlord shall have all of the rights provided for herein.

37.6.1.6. The parties mutually agree that the headings and captions contained in this Lease are inserted for convenience of reference only, and are not to be deemed part of or to be used in construing this Lease.

37.6.1.7. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord and Tenant, and their respective successors and assigns, except as otherwise expressly provided herein.

37.6.1.8. This Lease shall be construed in accordance with the laws of the State of New Jersey.

37.7. No Recordation.

37.7.1. Tenant shall not record this Lease or a memorandum hereof.

37.8. No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

37.9. Authority. Landlord and Tenant hereby covenant each for itself that each has full right, power and authority to enter into this Lease upon the terms and conditions set forth herein. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, qualified to do business in the jurisdiction in which the Building is located, that the corporation has full right and authority to enter this Lease, and that each of the persons signing on behalf of the corporation was authorized to do so.

37.10. Examination of Lease. Submission of this Lease to Tenant shall not constitute reservation of or option to lease, and the same shall not be effective as a lease or otherwise or bind Landlord in any way whatsoever unless and until the same has been fully executed and delivered by both Landlord and Tenant.

37,11. First Right of Offer. Tenant shall have the right of First Offer on contiguous space in on the sixth floor with the exception of Suite 660.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal on the day and year first herein above written.

LANDLORD: H&M GROUP INC.

By:

TENANT: JERRICK MEDIA

By:

ADDENDUM TO LEASE AGREEMENT
SUITE 640 JERRICK MEDIA

REVISED BASIC RENT SCHEDULE

Jerrick Media (Tenant) shall pay the balance of the additional construction costs as follows.

The total additional cost of construction changes amount to $25,446.00

Tenant will pay $8,225.00 (eight thousand two hundred twenty-five), by May 15, 2018. The next payment in the amount of $8,225.00 (eight thousand two hundred twenty-five), shall be paid prior to the move in day.

The remaining $9,000.00 (nine thousand), shalt be distributed throughout the first five years of the lease agreement as additional rent. The new rent schedule is represented below as the addendum to the basic rent schedule of line item “D” reflecting the new monthly rent amounts. Tenant shall also pay the balance of $150.00 (one hundred fifty), which is the increased amount of the first months rent paid in advance.

Lease Year	Annual Amount	Monthly Amount
1	$69,144.00	$5,762.00
2	$73,018.32	$6,084.86
3	$77,008.86	$6,417.40
4	$81,119.13	$6,759.92
5	$87,859.28	$7,321.60
Electricity Charge	$4,600.00	$383.33

Date: May 15, 2018

BY:		BY:
	LANDLORD: H&M GROUP INC.		TENANT: JERRICK MEDIA